Exhibit 99.1

SS Innovations Announces Successful Completion of World’s First Pediatric Pyeloplasty Telesurgery Utilizing the Company’s SSi Mantra Surgical Robotic System

Showcases SSi Mantra’s strengths in robotic telesurgery and opportunity in pediatrics

Fort Lauderdale, FL – September 16, 2025 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced that the world’s first pediatric pyeloplasty telesurgery has been successfully performed utilizing the Company’s SSi Mantra surgical robotic system. Dr. Chandra Mohan Vaddi, Managing Director of Preeti Urology & Kidney Hospitals (“Preeti Hospital”), completed the robotic procedure remotely from SS Innovations’ headquarters in Gurugram, India, nearly 1,000 miles away from a 16-month-old patient located at Preeti Hospital in Hyderabad, India.

(Dr. Chandra Mohan Vaddi performing the world’s first pediatric pyeloplasty telesurgery utilizing the SSi Mantra surgical robotic system)

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “Our SSi Mantra surgical robotic system continues to lead the way in pioneering new telesurgeries across procedure types. We are thankful for the work of the team members at Preeti Hospital and Dr. Chandra Mohan Vaddi, who utilized the SSi Mantra to perform the world’s first pediatric pyeloplasty telesurgery. Compared to traditional methods, robotic surgery affords the potential to be more precise, less invasive with smaller incisions, less painful, and quicker with faster recovery times—all important considerations in both the pediatric space and in general surgery. Moreover, as physicians increasingly utilize the SSi Mantra and its telesurgery capabilities to reach patients in rural and remote areas, we further our mission of democratizing advanced surgical robotic care for patients in need.”

To date, more than 50 telesurgeries have been performed, at distances of up to 4,000 miles, utilizing the SSi Mantra surgical robotic system spanning the following categories:

●	Pediatric

●	Cardiac

●	Urology

●	Gynecology

●	Oncology

●	General Surgery

SS Innovations believes that it is addressing the unmet surgical robotic needs of the large and growing pediatrics market, aligning with the Company’s mission of bringing world-class care to underserved communities. The Company intends to continue to expand SSi Mantra’s capabilities in pediatric robotic surgery through the development of smaller instrumentation.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical procedures including robotic cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a user-friendly, modular, multi-arm system with many advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@theequitygroup.com

Media Contact:

RooneyPartners LLC

Kate Barrette

T: (212) 223-0561

kbarrette@rooneypartners.com